Exhibit 99.1

Synlogic Reports Third Quarter 2024 Financial Results

Winchester, Mass. November 12, 2024 – Synlogic, Inc. (Nasdaq: SYBX), a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases, today reported financial results for the third quarter 2024 and provided a corporate update.

As previously announced, the Company retained Lucid Capital Markets, LLC to act as its financial advisor to explore and evaluate strategic options for maximizing shareholder value. Potential strategic alternatives that may be explored or evaluated as part of this process include the potential for an acquisition, merger, business combination or other strategic transaction involving the Company. The Synlogic Board of Directors has not set a timetable for the conclusion of this review, nor has it made any decisions related to any further actions or potential strategic options at this time. There can be no assurance, however, that this process will result in any such transaction.

Third Quarter 2024 Financial Results

As of September 30, 2024 Synlogic had cash and cash equivalents of $19.4 million.

There was no revenue for the three months ended September 30, 2024, compared to $0.4 million for the corresponding period in 2023. Revenue for the three months ended September 30, 2023 was associated with the prior research collaboration with Roche.

There was a benefit of $0.7 million related to research and development expenses for the three months ended September 30, 2024, compared to expenses of $9.6 million for the corresponding period in 2023. During the three months ended September 30, 2024, Synlogic received a refund related to the closeout of one of its clinical trials and estimates of manufacturing expenses that Synlogic incurred were revised due to the decision to discontinue Synpheny-3, resulting in a benefit upon reversal of the accrual.

General and administrative expenses for the three months ended September 30, 2024 were $1.2 million compared to $3.4 million for the corresponding period in 2023.

There were restructuring charges of $0.3 million for the three months ended September 30, 2024. The restructuring and other charges were a result of the Company’s decision in February 2024 to discontinue Synpheny-3, its pivotal study of labafenogene marselecobac (SYNB1934) in phenylketonuria (PKU) and evaluate strategic options for the Company. The restructuring charges were primarily related to severance expense as a result of the reduction in workforce.

For the three months ended September 30, 2024, Synlogic reported a consolidated net loss of $(0.1) million, or ($0.01) per share, compared to a consolidated net loss of $(12.1) million, or $(2.57) per share, for the corresponding period in 2023.

About Synlogic

Synlogic is a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases in need of new treatment options. Synlogic designs, develops and manufactures these drug candidates, which are produced by applying precision genetic engineering to well-characterized probiotics.

Forward Looking Statements

This press release contains "forward-looking statements" that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, clinical development plans, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words "may," "could," "should," "anticipate," "believe," "look forward," "estimate," "expect," “focused on,” "intend," "on track, " "plan," "predict" and similar expressions and their variants, as they relate to Synlogic, may identify forward-looking statements. Actual results could differ materially from those contained in any forward-looking statements as a result of various factors, including: the Company may not execute on its planned exploration and evaluation of strategic alternatives; and the availability of suitable third parties with which to conduct contemplated strategic transactions; as well as those risks identified under the heading "Risk Factors" in Synlogic's filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Synlogic's current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic's view as of any date subsequent to the date hereof.

----

Contact: info@synlogictx.com

Synlogic, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2024	2023	2024	2023

Revenue	$—	$393	$8	$602

Operating expenses
Research and development	(713)	9,616	9,164	33,831
General and administrative	1,165	3,400	5,228	11,291
Restructuring and other charges	296	—	24,790	—
Total operating expenses	748	13,016	39,182	45,122
Loss from operations	(748)	(12,623)	(39,174)	(44,520)
Total other income, net	631	548	16,534	1,784
Loss before income taxes	(117)	(12,075)	(22,640)	(42,736)
Income tax expense	—	(3)	(5)	(12)
Net loss	$(117)	$(12,078)	$(22,645)	$(42,748)

Net loss per share - basic and diluted	$(0.01)	$(2.57)	$(1.86)	$(9.17)
Weighted-average common shares used in computing net loss per share - basic and diluted	12,223,922	4,699,847	12,186,830	4,662,444

Synlogic, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)
	September 30, 2024	December 31, 2023
Assets
Cash, cash equivalents & marketable securities	$19,389	$47,746
Property and equipment, net	—	5,603
Other assets	1,366	22,201
Total assets	$20,755	$75,550

Liabilities and stockholders' equity
Current liabilities	$7,647	$30,288
Long-term liabilities	—	12,491
Total liabilities	7,647	42,779
Total stockholders' equity	13,108	32,771

Total liabilities and stockholders' equity	$20,755	$75,550

Common stock and common stock equivalents
Common stock	11,696,109	9,186,157
Common stock warrants (pre-funded)	722,183	2,973,183
Total common stock	12,418,292	12,159,340

Certain prior period amounts have been revised to correct for an immaterial error impacting previously issued financial statements, which are more fully described in our Quarterly Report on Form 10-Q for the period ended September 30, 2024.